News Announcement

IntegraMed® Combines Fertility Clinics and
Consumer Services Divisions; Names Veteran
Healthcare Services Executive Andrew Mintz
to Lead New “Fertility Services” Division

PURCHASE, N.Y. – July 7, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, today announced that it is combining the operations and leadership of its Fertility Centers and Consumer Services divisions into a new “Fertility Services” division.  The Company also announced the appointment of Mr. Andrew Mintz, 44, as president of the newly formed division.  Mr. Mintz possesses over 20 years of healthcare management experience, including over 13 years successfully managing and driving growth and improved profitability at large physician-based medical groups.  Effective with the reporting of its second quarter results, IntegraMed’s segment reporting will be comprised of two segments, Fertility Services and Vein Clinics.

In consolidating the divisions under the leadership of a single individual reporting to IntegraMed’s CEO, Jay Higham, IntegraMed expects to improve operating efficiencies and synergies as well as overall decision-making.  The combination also simplifies the corporate organization from an external perspective, which should help investors to focus on the Company’s two core areas of specialty: fertility and vein care.

Jay Higham, IntegraMed’s President and CEO, commented, “Having proven the financial and strategic benefits and growth potential of the treatment finance operations we pioneered within consumer services, it became clear that the separate reporting structure was no longer necessary, and in some respects, hindered our overall potential.  By combining these two operations under Andrew Mintz’ proven leadership, we believe these businesses will have improved potential for added synergies, growth and profitability.  Services and functions will also be formally realigned to make us more responsive to patient needs and market conditions as well as more effective as an organization.  In addition, the reduced organizational complexity should make it easier for investors to understand our business and our two core areas of focus."

Most recently Mr. Mintz worked at DBCS Consulting/Pivot Health in New Jersey as a Senior Vice President, providing management consulting services to the various practices.  From 1998 to 2008, Mr. Mintz was Executive Director at Summit Medical Group PA, where he managed all operational aspects of a 120-physician, 20-midlevel provider (NP/PA), 1100-employee multi-specialty medical group.  Mr. Mintz also served as Chief Executive Officer at University Physicians Network (UPN)/University MSO in New York City; Planning and Analysis Director at Cigna Healthcare of California; Regional Finance Manager at Aetna Health Plans and Utilization Analyst at Heals Health Plan/Qual Med Plans for Health in Oakland, CA.  Mr. Mintz earned his bachelor's degree in business administration and accounting from the University of Michigan and is a member of the Group Practice Improvement Network and the American College of Physician Executives among others.

Mr. Mintz, commented, "I look forward to working with Jay and the entire IntegraMed team in executing on the range of growth and operational opportunities we see in the fertility field.  IntegraMed is the leader in setting the standard in fertility industry operations and innovation, providing a very attractive platform for long-term growth.  I look forward to building on all that has been achieved at IntegraMed so far.“

About IntegraMed America, Inc.
IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is the leading manager of fertility centers and vein clinics in the United States.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services.  IntegraMed’s fertility network is the nation’s largest fertility network, comprised of 39 contracted centers with over 120 locations in 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice.  The IntegraMed Vein Clinic network is the leading provider of varicose vein care services in the US, currently operating 36 centers in 13 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit:
http://www.integramed.com for investor background,
http://www.atttainfertility.com for fertility, or
http://www.veinclinics.com for vein care

CONTACT:
Investors:	Media/Investors:
John W. Hlywak, Jr., EVP and CFO	Norberto Aja, David Collins
IntegraMed America, Inc.	Jaffoni & Collins Incorporated
jhlywak@integramed.com	inmd@jcir.com
914-251-4143	212-835-8500